Newcastle Investment Corp. 10-Q

Exhibit 10.33

EXECUTION COPY

SALE AND COOPERATION AGREEMENT

SALE AND COOPERATION AGREEMENT, dated as of September 7, 2012 (this “Agreement”), among Newcastle Investment Corp. (the “Seller”), a corporation organized under the laws of the State of Maryland, Barclays Bank PLC, a public limited company registered in England and Wales (the “Purchaser”), and ED LIMITED, an exempted company incorporated in the Cayman Islands with limited liability (“EDL”).

WHEREAS, Newcastle CDO X, Limited, an exempted company with limited liability organized and existing under the laws of the Cayman Islands, as issuer (in such capacity, the “Issuer”), Newcastle CDO X LLC, a limited liability company formed under the laws of the State of Delaware, as co-issuer (in such capacity, the “Co-Issuer”), and U.S. Bank National Association (successor to Bank of America, N.A. (successor by merger to LaSalle Bank National Association)) (“U.S. Bank”), as trustee (in such capacity, the “Trustee”), are parties to that certain Indenture, dated as of July 20, 2007 (the “Indenture”);

WHEREAS, the Issuer and U.S. Bank, as paying agent, transfer agent and registrar with respect to the Preferred Shares issued by the Issuer (in such capacities, the “PS Paying Agent”, “PS Transfer Agent” and “Share Registrar”, respectively), are parties to that certain Preferred Share Paying and Transfer Agency Agreement, dated as of July 20, 2007 (the “PS Paying and Transfer Agency Agreement”);

WHEREAS, the Seller acts as collateral manager (in such capacity, the “Collateral Manager”) under the Indenture pursuant to that certain Collateral Management Agreement, dated as of July 20, 2007 (the “CMA”), between the Issuer and the Collateral Manager;

WHEREAS, the Seller owns (a) 62,500 Preferred Shares (the “Preferred Shares”) and (through its indirect wholly-owned subsidiary Newcastle CDO X Holdings LLC (“Holdings”)) 1,000 Ordinary Shares (the “Ordinary Shares”) of the Issuer issued on the terms and provisions set forth in the Issuer’s Amended and Restated Memorandum and Articles of Association, certain resolutions of the directors of the Issuer approving the issue of the Preferred Shares and the Ordinary Shares as memorialized in the board minutes relating thereto and (in the case of the Preferred Shares) in the PS Paying and Transfer Agency Agreement; (b) 100% of the membership interests in the Co-Issuer issued on the terms and provisions set forth in the Co-Issuer’s Limited Liability Company Agreement (the “Membership Interest” and together with the Ordinary Shares and the Preferred Shares, the “EDL Securities”) and (c) the following securities issued under the Indenture: (i) $30,000,000 Aggregate Outstanding Amount of the Class A-3 Floating Rate Notes Due 2052, (ii) $32,250,000 Aggregate Outstanding Amount of the Class C Deferrable Floating Rate Notes Due 2052, (iii) $13,500,000 Aggregate Outstanding Amount of the Class E Deferrable Floating Rate Notes Due 2052, and (iv) $14,000,000 Aggregate Outstanding Amount of the Class F Deferrable Fixed Rate Notes Due 2052 (the “Class F Notes”, and together with the Preferred Shares, the Ordinary Shares and the Membership Interest, the “Non-DTC Securities”) (the securities described in clause (c), collectively, the “Barclays Securities”) (the securities and interests described in clauses (a) through (c), collectively, the “Newcastle-Owned Securities”);

WHEREAS, pursuant to Section 12.1(d) of the Indenture, EDL wishes to deliver the Preferred Shares and the Purchaser and/or its Affiliates wish to deliver the Notes, in each case to the Trustee and/or the Note Registrar for cancellation, in exchange for the transfer to EDL of a specified amount of cash and the transfer to the Purchaser and/or its Affiliates of the Collateral Debt Securities (other than the Retained Securities (as defined below)) and Equity Securities (if any) and (subject to retention by the Trustee of an amount necessary to pay certain expenses) any remaining cash then held by or on behalf of the Issuer (the “12.1(d) Liquidation”); and

WHEREAS, following the acquisition by the Purchaser of the entire Aggregate Outstanding Amount of the Class A-2 Notes from a third party (the “Class A-2 Acquisition”), subject to the terms of this Agreement and in order to fully realize its objectives, the Purchaser wishes to purchase from the Seller the Barclays Securities, and EDL wishes to purchase from the Seller the EDL Securities, and the Seller wishes to sell to (x) the Purchaser 100% of the Barclays Securities and (y) to EDL 100% of the EDL Securities; and

WHEREAS, the Seller wishes to acquire the Collateral Debt Securities set forth on Schedule A hereto (the “Retained Securities”).

NOW, THEREFORE, in exchange for the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.                Definitions. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Indenture.

(a)                “Trade Date” means one (1) Business Day following the Purchaser’s delivery to the Seller of written notice confirming the consummation by the Purchaser of the Class A-2 Acquisition and its and EDL’s desire to consummate the transactions contemplated herein (the “Trigger Notice”); provided, for the avoidance of doubt, that if the Purchaser fails to deliver the Trigger Notice on or before September 14, 2012 (or such later date as is mutually agreed to in writing by Seller, the Purchaser and EDL), then the transactions described in Section 2(b) shall not occur.

(b)               “Settlement Date” means (i) the date that is three (3) Business Days after the Trade Date; (ii) such other date determined in the sole discretion of the Seller and notified to the Purchaser and EDL by the Seller, provided that such date is no later than the sixth (6th) Business Day after the Trade Date; or (iii) in the event that any of the Retained Securities cannot be settled, through no fault of the Seller, on or prior to the sixth (6th) Business Day after the Trade Date, then the next Business Day, as mutually determined by the parties, on which the settlement of all of the Retained Securities is reasonably practicable.

Section 2.                Purchase and Sale of the Retained Securities and the Newcastle-Owned Securities.

(a)                On the Trade Date, the Seller, in its capacity as Collateral Manager, shall cause the Issuer to sell, and the Seller (or an Affiliate thereof) shall purchase for settlement on

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the Settlement Date, the Retained Securities for a purchase price equal to (x) the aggregate outstanding principal balance of the Retained Securities as of the Settlement Date multiplied by (y) 49.37% (the “Retained Securities Purchase Price”). The Seller shall pay the Retained Securities Purchase Price to the Issuer on the Settlement Date against delivery of the Retained Securities by the Issuer to, or at the direction of, the Seller on the Settlement Date.

(B)                On the Trade Date, the Seller hereby agrees (subject to the last sentence of this Section 2(b)) to sell, transfer, assign, deliver and convey (or, in the case of the Ordinary Shares, cause Holdings to sell, transfer, assign, deliver and convey) to the Purchaser (or its designated Affiliate(s) (in the case of the Barclays Securities) and EDL (in the case of the EDL Securities), and the Purchaser (in the case of the Barclays Securities) and EDL (in the case of the EDL Securities) agree to purchase, for settlement on the Settlement Date, all of the Seller’s (or, in the case of the Ordinary Shares, Holdings’s) right, title and interest in, to and under the Barclays Securities and the EDL Securities, as applicable (such that immediately following such sale, transfer, delivery and assignment the Purchaser and/or its designated Affiliates shall be the Holders of 100% of the Barclays Securities and EDL shall be the Holder of 100% of the EDL Securities), in exchange for payment (i) by the Purchaser (or its designated Affiliate(s)) of an aggregate amount in respect of the Barclays Securities equal to $130,000,000 (the “Barclays Securities Purchase Price”) and (ii) by EDL of an aggregate amount in respect of the EDL Securities equal to $1,000 (the “EDL Securities Purchase Price”). The Purchaser shall pay the Barclays Securities Purchase Price and EDL shall pay the EDL Securities Purchase Price, in each case on the Settlement Date against delivery by the Seller (x) to the Purchaser or one or more of its Affiliates of the Barclays Securities and (y) to EDL of the EDL Securities, as applicable, in each case on the Settlement Date; provided in each case that such delivery shall be made after receipt by the Seller of all Retained Securities in accordance with Section 2(a). The Seller and the Purchaser agree that the portion of the Barclays Securities Purchase Price equal to $5,000,000 represents a transaction advisory fee paid by the Purchaser to the Seller. In the event that either the Purchaser or EDL does not purchase the Barclays Securities or the EDL Securities, as applicable, the Seller shall not have any obligation to sell any Newcastle-Owned Securities pursuant to this Section 2(b).

(c)               The Purchaser and EDL shall, on or as soon as reasonably practicable after the Settlement Date, cause the 12.1(d) Liquidation to occur.

(d)                On or as soon as reasonably practicable after the Settlement Date, (i) the Purchaser and EDL shall cause the Issuer to enter into an agreement with each Hedge Counterparty pursuant to which the Issuer and such Hedge Counterparty will agree to terminate each Hedge Agreement (each, a “Hedge Termination Agreement”) and (ii) the Purchaser shall deliver a copy of each Hedge Termination Agreement to the Seller. Prior to the transfer by the Trustee (on behalf of the Issuer) to the Purchaser or any of its Affiliates of any Collateral Debt Securities or Equity Securities in connection with the 12.1(d) Liquidation (the date of such transfer, the “Liquidation Date”), the Purchaser shall pay to the Trustee (on behalf of the Issuer) an amount sufficient to enable the Trustee to pay (on behalf of the Issuer) any termination payment (howsoever described) owed by the Issuer to any Hedge Counterparty pursuant to each Hedge Termination Agreement. The parties hereto (x) acknowledge that pursuant to the Hedge Termination Agreements, the Trustee shall (on behalf of the Issuer), within three (3) Business Days following the Liquidation Date, pay any termination payment (howsoever described) owed

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by the Issuer to any Hedge Counterparty and (y) agree that the Purchaser shall deliver to the Seller reasonably satisfactory confirmation of any such payment.

                                (e)               The Purchaser shall indemnify and hold harmless the Seller, FIG LLC (the Seller’s “Manager”), and any Affiliate, employee, director or officer of the Seller or its Manager (each, an “Indemnified Party”) from and against any claims, losses, damages, penalties, fines, forfeitures, judgments, costs and expenses (including reasonable legal fees and expenses) (collectively “Claims”) incurred by such Indemnified Party relating to or arising out of any dispute relating to the termination of any Hedge Agreement or the calculation, payment or non-payment of any termination payment (howsoever described) thereunder.

(f)               All transactions contemplated by this Section 2 (other than the purchase and sale of the Non-DTC Securities) shall, to the extent possible, be effected through the book-entry systems of DTC.

Section 3.                Consent and Cooperation. (a) In connection with the transactions contemplated hereunder, the Seller, in its capacity as Collateral Manager, hereby agrees:

(i) to take the following actions upon direction from the Purchaser or, as applicable, from EDL, at any time after the Trade Date:

(x) to consent to the termination of one or more Transaction Documents, provided that no such consent shall be effective until the receipt of the Retained Securities and no termination shall occur until after the occurrence of the 12.1(d) Liquidation (other than the termination of each Hedge Agreement, which may be terminated earlier in accordance with Section 2(d));

(y) to provide (to the extent in the possession of the Seller) to the Purchaser any underlying documents, offering documents and investor reports relating to the Collateral Debt Securities (other than the Retained Securities) and Equity Securities; and

(ii) to take the following actions upon direction from the Purchaser or, as applicable, from EDL, at any time after the Settlement Date: to execute any and all reasonably necessary supplementary documents, and to take all additional steps or actions which may be reasonably necessary or appropriate in order to give full force and effect to the 12.1(d) Liquidation and the transactions contemplated by Section 2 hereof.

The Purchaser and EDL agree that any costs or expenses associated with the actions contemplated pursuant to this Section 3(a) shall be paid by the Purchaser.

(b)               The Seller hereby (i) represents and warrants to the Purchaser that the Issuer is an entity over which it has the authority to direct investment decisions and is the Holder of $22,000,000 Aggregate Outstanding Amount of the Class D Notes and (ii) agrees that it shall not, and shall not permit the Issuer to, (x) sell or dispose of the Class D Notes (or any voting rights or other interest therein) without the prior written consent of the Purchaser or (y) exercise any voting or other rights in respect of the Class D Notes other than with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed).

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(c)                The Seller hereby agrees that from the Settlement Date until such time as the Non-DTC Securities are registered in the name of the Purchaser or one or more of its Affiliates (in the case of Non-DTC Securities that are also Barclays Securities) or EDL (in the case of Non-DTC Securities that are also EDL Securities), (i) to the extent the Seller actually receives any amounts in its capacity as registered holder of such Non-DTC Securities, it shall promptly notify the Purchaser (in the case of Non-DTC Securities that are also Barclays Securities) or EDL (in the case of Non-DTC Securities that are also EDL Securities) of the same and deliver such amounts to or at the direction of the Purchaser (in the case of Non-DTC Securities that are also Barclays Securities) or EDL (in the case of Non-DTC Securities that are also EDL Securities); and (ii) it shall exercise any voting or other rights in respect of the Non-DTC Securities only at the written direction of the Purchaser (in the case of Non-DTC Securities that are also Barclays Securities) or EDL (in the case of Non-DTC Securities that are also EDL Securities) (such consent not to be unreasonably withheld, conditioned or delayed).

Section 4.                Representations and Warranties. Each of the Purchaser, EDL and the Seller hereby represents and warrants that: (a) it has been duly formed and is validly existing in good standing under the laws of the jurisdiction of its formation and has requisite power and authority to enter into and perform its obligations under this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding agreement, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles; (c) its execution, delivery, and performance of this Agreement will not result in a breach of any provision of (i) its organizational documents, (ii) any statute, law, writ, order, rule, or regulation of any governmental authority applicable to it, (iii) any judgment, injunction, decree or determination applicable to it, or (iv) any contract, indenture, mortgage, loan agreement, note, lease, or other instrument by which it may be bound or to which any of its assets are subject; and (d) (i) it (or, solely with respect to the sale of the Ordinary Shares, Holdings) is a sophisticated seller or purchaser, as applicable, with respect to the sale and purchase of the Newcastle-Owned Securities which it is purchasing or selling in accordance with the terms of this Agreement and (ii) it has independently and without reliance upon the other party, and based on such information as it deemed appropriate, made its own analysis and decision to enter into this Agreement. Each party acknowledges that the other party has not given it any investment advice, credit information, or opinion on whether the sale and purchase of Newcastle-Owned Securities are prudent. The Seller hereby further represents and warrants that it or, in the case of the Ordinary Shares, Holdings, (x) owns all right, title and interest to the Newcastle-Owned Securities, having good and marketable title thereto, free and clear of any lien or other encumbrance; and (y) has the full right and lawful power and authority to transfer, assign, deliver and convey ownership of the Barclays Securities to the Purchaser (and/or its designated Affiliate(s)) and the EDL Securities to EDL, in each case free and clear of all liens and encumbrances. The Purchaser represents and warrants that it is a Qualified Institutional Buyer and a Qualified Purchaser and that it shall comply with the restrictions on transfer of the Barclays Securities set forth in the Indenture. EDL represents and warrants that it is a non-U.S. Person (as defined in Regulation S) and that it shall comply with the restrictions on transfer of the EDL Securities set forth in the PS Paying and Transfer Agency Agreement.

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Section 5.                Confidentiality. Each party agrees not to divulge or communicate to any person or entity, in whole or in part, any information regarding or concerning this Agreement or the matters set forth herein (“Confidential Information”) without the prior written consent of the other party; provided, however, that each party may disclose Confidential Information (a) to its Affiliates, members, officers, directors, employees or agents, (b) to its legal counsel or other professional advisors (it being understood, in the case of clauses (a) and (b) of this Section 5, that (i) the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and will agree to keep such Confidential Information confidential pursuant to the terms of this Section 5 and (ii) the applicable disclosing party shall be liable for any breach of this Section 5 by such persons), (c) where required by law or regulation or where required or requested by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body or (d) where such Confidential Information was or becomes generally available publicly other than through a breach by such party of this Section 5.

In the event the Seller intends to file this Agreement (or any summary hereof) with any regulatory or similar body pursuant to clause (c) above, the Seller hereby covenants and agrees to provide the Purchaser a draft of such filing no less than three (3) days prior to the date such filing is to be made. The Seller shall consider, in a commercially reasonable manner, any revisions to such filing reasonably requested by the Purchaser, provided that the final decision regarding the contents of the filing shall be made by the Seller.

Section 6.                GOVERNING LAW; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ANY CHOICE OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. With respect to any suit, action, or other proceeding relating to this Agreement (each, a “Proceeding”), each party irrevocably (a) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, and (b) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. Nothing in this Agreement precludes a party from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction. Each party hereby irrevocably waives any and all right to trial by jury in any Proceedings.

Section 7.                Miscellaneous. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, delegated, waived or modified by either party hereto without the prior written consent of the other party hereto. Neither this Agreement nor the performance by either party hereunder shall be construed to create a joint venture or partnership between the parties. In the event any one or more of the provisions in this Agreement is held invalid, illegal, or unenforceable in any respect under the law of any jurisdiction, the validity, legality, and enforceability of the remaining provisions under the law of such jurisdiction, and

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the validity, legality, and enforceability of such and any other provisions under the law of any other jurisdiction, shall not in any way be affected or impaired thereby. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) (or analogous electronic scan) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 8.                Notices. Any notice or other communication in respect of this Agreement may be given to (i) the Seller at Newcastle Investment Corp., 1345 Avenue of the Americas, New York, NY 10105, Attention: Brian Sigman, Facsimile: (212) 798-6060, Email: bsigman@fortress.com, (ii) the Purchaser at Barclays Bank PLC, 745 Seventh Avenue, New York, New York 10019, Attention: Jaime Aldama and Ben Turrell, Facsimile: (212) 548-9088, (646) 758-2751, Email: jaime.aldama@barclays.com, ben.turrell@barclays.com, and (iii) EDL at ED LIMITED, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands, Attention: Richard Ruffer, Facsimile: (345) 945-4757, Email: richard.ruffer@intertrustgroup.com, in each case in any manner described below, and shall be deemed effective as indicated:

      (i)                if in writing and delivered in person or by courier, on the date it is delivered;

               (ii)                if sent by facsimile transmission, on the date it is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

              (iii)                if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date it is delivered; or

              (iv)                if sent by e-mail, on the date it is delivered, unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Business Day, in which case that communication will be deemed given and effective on the first following day that is a Business Day.

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Section 9.            Termination of Newcastle CDO X Transaction. As soon as reasonably practicable after the occurrence of the Section 12.1(d) Liquidation, and subject to the Purchaser’s and EDL’s obligations under Section 2(d), the Purchaser and EDL shall use commercially reasonable efforts to cause the termination of the Transaction Documents. The Seller agrees to cooperate in a commercially reasonable manner with the Purchaser and EDL in connection therewith.

Section 10.            Tax Analysis. The Seller currently treats each of the Issuer and the Co-Issuer as disregarded entities of the Seller for U.S. federal income tax purposes, and thus the transactions contemplated hereby are intended to be treated as a sale by the Seller of the assets (other than the Retained Securities) owned by the Issuer and Co-Issuer. The Purchaser and EDL are purchasing all of the outstanding interests in the Issuer and Co-Issuer (as applicable) not already owned by the Purchaser or EDL. Each of the Purchaser and EDL acknowledges that it is analyzing the tax consequences of the transactions and not relying on the Seller for any tax analysis and thus the Seller shall not be responsible for any tax liability of the Purchaser or EDL resulting from this Agreement.

Section 11.            Termination of Agreement. If the Purchaser fails to deliver the Trigger Notice on or before September 14, 2012 (or such later date as is mutually agreed to in writing by Seller, the Purchaser and EDL), this agreement and all rights and obligations of the parties hereunder (including, without limitation, the obligations of the Seller pursuant to Section 2 and Section 3 hereof) shall automatically terminate and shall cease to be of any further force or effect, other than the rights and obligations of the Seller, the Purchaser and EDL pursuant to Section 5, which rights and obligations shall survive termination of this agreement.

Section 12.            Release. Each of the Purchaser, EDL and each of their respective Affiliates forever releases the Seller, its Manager and its Affiliates, and their respective officers, directors, employees and agents from any and all Claims that it may have by reason of any matter arising prior to the date of this Agreement and relating to any actions taken or not taken by the Seller in connection with the CMA, the Indenture or the other Transaction Documents.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered to the other as of the date first above written.

NEWCASTLE INVESTMENT CORP.

By:    /s/ Brian Sigman
Name: Brian Sigman
Title: Chief Financial Officer

BARCLAYS BANK PLC

By: /s/ Jamie Aldama
Name: Jamie Aldama
Title: Managing Director

ED LIMITED

By: /s/ Richard Ruffer
Name: Richard Ruffer
Title: Director

[SALE AND COOPERATION AGREEMENT]

SCHEDULE A

RETAINED SECURITIES

The Retained Securities Purchase Price is equal to (x) the aggregate outstanding principal balance of the Retained Securities as of the Settlement Date multiplied by (y) 49.37%.

CUSIP	Name	Original Principal Balance (USD)	Approximate Current Outstanding Principal Balance as of the date hereof (USD)
BL0117699	Gatehouse Media Add-On T/L	$10,250,000	$10,092,500
BL0101370	Gatehouse Media T/L DD	$19,000,000	$18,708,049
65106AAA1	NCMT 2004-1 A	$452,834,909	$32,764,021
65106AAB9	NCMT 2004-1 M1	$9,760,000	$3,914,078
65106AAC7	NCMT 2004-1 M2	$6,463,000	$2,591,873
65106AAD5	NCMT 2004-1 M3	$3,878,000	$1,555,204
65106AAQ6	NCMT 2006-1 M3	$4,000,000	$4,000,000
65106CNU9	NEWCA 2005-6A IM LT	$59,652,011	$26,960,250
Total		$565,837,920	$100,585,975